                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  April 14, 1999
                                                -----------------

                    Pennsylvania Real Estate Investment Trust
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               (Exact Name of Registrant as Specified in Charter)


      Pennsylvania                         1-6300                23-6216339
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(State or Other Jurisdiction            (Commission             (IRS Employer
     of Incorporation)                  File Number)         Identification No.)


The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania       19102
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (215) 875-0700
                                                   ----------------


--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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Item 5. OTHER EVENTS

           Pennsylvania Real Estate Investment Trust issued a press release on April 14, 1999 announcing that it had completed the financing of eight multifamily communities with $108 million of permanent, fixed-rate, long-term debt. The content of the press release was as follows:

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                   COMPLETES $108 MILLION LONG-TERM FINANCING

                 FINANCING FACILITATES 1999 DEVELOPMENT PROGRAM

PHILADELPHIA, PA, April 14 -- Pennsylvania Real Estate Investment Trust (NYSE:
PEI) announced today that it has completed the financing of eight multifamily communities with $108 million of permanent, fixed-rate, long-term debt.

With the financing, PREIT replaced short-term floating rate debt with fixed rate, mortgage debt. The newly placed loans carry a weighted average fixed interest rate of 6.77%, equating to a spread of 158 basis points over the yield on the ten year United States Treasury at the time that the rates were locked. The eight properties (see below) secure non-recourse loans which amortize over 30 years and mature in May 2009. Proceeds from the transactions were used to pay off a short-term, floating rate loan of $17 million, which is secured by the recently acquired Northeast Tower Center in Philadelphia, Pa. The balance of the proceeds, approximately $88 million, will be used to paydown the Company's line of credit. After the paydown, approximately $60 million of the Company's $150 million line of credit will be in use. GMAC Commercial Mortgage originated the permanent mortgage debt.

Commenting on the financing, Edward A. Glickman, the Company's Executive Vice President and Chief Financial Officer said, "After exploring several options to expand our line of credit, we concluded that placing long-term financing on a portion of our multifamily portfolio achieved the lowest cost of financing. The spread of 158 basis points was particularly attractive compared with alternative financing options. The proceeds were used to pay off a short-term loan from a recent acquisition and to reduce our line of credit. The result is new capacity on the line of credit with no change in the overall leverage of the Company, enabling PREIT to fund its 1999 development projects and other high value-added opportunities."

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on shopping centers (8.0 million square feet) and apartment communities (7,243 units) located primarily in the eastern United States. The Company's portfolio currently consists of 48 properties in 10 states. In addition, there are 5 retail properties under development. Pennsylvania Real Estate Investment Trust is headquartered in Philadelphia, Pa.


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                                  Property List


       Property                            Location                  Units              Loan Amount(1)
Boca Palms Apartments                   Boca Raton, FL                522                $22,600,000
Cobblestone Apartments                  Pompano Beach, FL             384                 13,850,000
Palms of Penbroke                       Pembroke Pines, FL            348                 16,600,000
Marylander Apartments                   Baltimore, MD                 508                 12,300,000
Hidden Lakes Apartments                 Dayton, OH                    360                 10,700,000
Kenwood Gardens                         Toledo, OH                    504                  7,250,000
Lakewood Hills Apartments               Harrisburg, PA                562                 18,750,000
2031 Locust Street                      Philadelphia, PA               87                  5,950,000
-------------------------------------------------------------------------------------------------------
                                                                    3,275               $108,000,000

(1) Each loan is non-recourse and the loans are not cross-collateralized.

With the except of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve various risks and may cause actual results to differ materially. These risks include, but are not limited to, the ability of the Company to grow internally or by acquisition, and to integrate acquired businesses, changing industry and competitive conditions, and other risks outside the control of the Company referred to in the Company's registration statement and periodic reports filed with the Securities and Exchange Commission.


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

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


Date:  April 23, 1999               By: /s/ Jonathan B. Weller
                                       --------------------------------------
                                        Jonathan B. Weller
                                        President and Chief Operating Officer



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